TCW/SCOGGIN LLC

SCOGGIN, LLC

OLD BELLOWS PARTNERS, L.P.

COMPLIANCE MANUAL

Code of Ethics

Policies and Procedures

Effective July 2013

TCW/Scoggin El al Compliance Manual

Table of Contents

Pnee
INTRODUCTION	1-1
Purpose of Compliance Manual	I-1
Chief Compliance Officer	1-2
Legal and Regulatory Overview	1-2
Violations and Remedies	1-3
Employee Responsibilities	1-4
How to Use This Manual	1-5

CODE OF ETHICS	2-1
Fiduciary Duty — Statement of Policy	2-1
Client Opportunities	2-3
Insider Trading	2-5
Personal Securities Transactions	2-10
Gifts, Entertainment and Contributions	2-14
Outside Activities	2-17
Confidentiality	2-19
Political Activities 87., Contributions including “Pay-to-Play” Arrangements and Foreign Corrupt Practices	2-21

POLICIES AND PROCEDURES	3-1
REGISTRATION AND DISCLOSURE	3-1
Registration	3-1
Disclosure	3-3
ADVERTISING, MARKETING, AND COMMUNICATIONS	4-1
Advertising	4-1
Electronic Communications and Social Media	4-8
Marketing Practices: Solicitation Arrangements	4-11
Marketing Private Fund Interests	4-13
Communications with Media, Regulators, Clients and Investors	4-17
CONTRACTS AND ACCOUNT ADMINISTRATION	5-1
Content of Investment Advisory Agreements	5-1
Documentation of Accounts and Subscriptions for Private Fund Interests	5-6
Anti-Money Laundering	5-11
Agreements Granting Preferential Terms	5-16
Account Termination	5-18
PORTFOLIO MANAGEMENT	6-1
Adherence to Client Investment Objectives and Regulatory Investment Restrictions	6-1
Allocation of Investment Opportunities and Trades	6-5
New Issues	6-9

TRADING	7-1 I
Best Execution	7-11
Soft Dollars	7-13
Order Entry	7-15
Covering Short Sales with Public Offering Shares	7-16

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Inter-Account Trading	7-18
Trade Errors and Trade Modifications	7-22
REGULATORY REPORTING	8-1
RECORDKEEPING	9-1
ADMINISTRATION	10-1
Supervisory Structure and Organization Chart	10-1
Employees	10-2
Custody	10-3
Privacy	10-8
Valuation	10-13
Disaster Recovery Plan	10-17
Proxy Voting	10-18

The following Attachments, which are an integral part of this Manual, consist primarily of forms and documents to be utilized to implement the Code of Ethics (the “Code of Ethics” or “Code”) and the Policies and Procedures set forth herein.

ATTACHMENTS

Attachment 1	Employee Acknowledgment of Receipt of

Attachment 2	Manual Annual Certification of Compliance

Attachment 3	Personal Securities Holdings Report

Attachment 4	Quarterly Securities Transaction Report and Employee Trading Policy Attestation

Attachment 5	Employee Investment Adviser Questionnaire

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CODE OF ETHICS

Fiduciary Duty — Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act. The SEC has made clear that these general antifraud provisions of Section 206 apply not only to Clients, but also to prospective Clients and in the case of fund(s) advised by the Firm, any investor or prospective investor in the fund. Mere negligence on the part of the Firm in breaching its fiduciary duty to a fund(s), or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act. For example, the Firm must take care not to include false or misleading statements in private placement memoranda, form ADV disclosures, investor reports, responses to “requests for proposals,” or other disclosures to Clients, investors or prospective Clients or investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code.

Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding

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inside information and personal and proprietary trades. While the Firm permits Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any client information to profit from the market effect of those transactions.

Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Policy

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

Under limited circumstances, and only with the prior written approval of the CCO, an Employee may participate in opportunities of limited availability that are deemed by the CCO not to have an adverse effect on any Client. In the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Client investment opportunities, Employees may not participate with Clients in aggregated or combined trades or invest at the same time as Clients.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

As a fiduciary of the Firm, an Employee generally (a) may not borrow from Clients or from providers of goods or services with whom the Firm deals, (b) may not act as principal or on behalf of family members in the supply of goods, properties, or services to the Firm, or (c) may not purchase or accept corporate property or use of the services of other Employees for personal purposes.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related person or account) stands to benefit from an investment decision that the Employee is recommending or making for a Client, or another transaction or relationship for the Firm, the Employee must

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disclose that interest to the CCO and obtain prior approval for such investment or business relationship. If the CCO finds that there is a conflict of interest between the interest of the Employee and the interests of a Client, the CCO will not permit the investment or business relationship by the Employee.

Restriction on Investment. Based on the information given, the CCO will decide whether to restrict an Employee’s participation in the investment decision or investment. In making these determinations, the CCO will consider factors such as: (i) whether the opportunity is suitable for any Client; (ii) whether any Client is legally and financially able to take advantage of the opportunity; (iii) whether any Client would be disadvantaged by the Employee’s interest or participation; (iv) whether the Employee’s interest is de minimis; and (v) whether the Employee’s interest or participation is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination and Monitoring. If the matter involved a personal investment, a memorandum concerning the investment opportunity and the disposition of the approval request will be maintained on the Personal Trading Approval Section of the Firm’s Pre-Clearance System (as described below). For other matters, the CCO will maintain a written record of the disclosure and result. The CCO will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest, respectively, prior to making the opportunity available to Clients.

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Insider Trading

Law

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it generally prohibits:

•	trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

•	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

•	communicating material non-public information to others; or

•	trading ahead of third party research reports or recommendations made by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business or that of its affiliates The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of Clients.

Who is au Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship

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to the company (e.g., by having contact with company executives while researching the company or by signing a non-disclosure agreement, pursuant to which the firm receives non-public information). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, new product releases, major contract awards, major technological developments significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information. Conversely, an Employee can be a “tipper” if he or she conveys material non-public information about public entities sponsored by TCW such as TCW’s NYSE listed investment company.

Special Considerations for Joint Employees. Courts may attribute an Employee’s knowledge of inside information to his or her employer and, absent information barriers, to entities affiliated with the employer and its employees, even if no actual communication of this knowledge

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occurred. Thus, by buying or selling a particular security in the normal course of business, personnel other than those with actual knowledge of inside information could inadvertently subject the Firm or its affiliates to liability. Alternatively, someone obtaining inside information in a legitimate set of circumstances may inadvertently restrict the legitimate trading activities of other persons.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Policy

The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material nonpublic information to others in violation of the law. The Fires insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. (See Personal Securities Transactions for circumstances under which trading in securities also owned by or traded for a Client may be permissible.)

Special Rules for Joint Employees. It is anticipated that the COO of TCW/Scoggin, who is also head of Alternative Investments for TCW, and the Co-Chief Investment Officers of the Scoggin Group may share investment ideas and that each may wish to utilize such ideas when trading for his respective organization. Each will communicate ideas to the others with expectation of confidentiality until notice that the originator of the ideas has ceased trading in the security for his organization. The recipient of the information will not communicate those ideas to people in his organization until he is advised by the originator of the information that his organization has ceased trading in the particular investment opportunity.

It is the Firm’s policy to use paid industry experts within limitations set forth herein.

Procedures

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

Report the matter immediately to the CCO, who will document the matter.

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Refrain from purchasing or selling the securities on behalf of himself or herself or others. Refrain from communicating the information inside or outside the Firm other than to the CCO.

If the CCO determines that an Employee is in possession of material non-public information, he will notify all Employees that the issuer of the security is restricted. All decisions about whether to restrict trading in an issuer, or remove the issuer from restriction, will be made by the CCO. Restrictions on issuers also extend to options, rights and warrants relating to the securities of such issuer. When the security of an issuer is restricted, all new personal and Client trading in the security of that issuer shall cease, unless approved in writing by the CCO. If trading in an issuer is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. An issuer will be removed from restriction if the CCO determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Maintenance of Restricted List, The CCO will maintain a list of issuers and securities that are restricted from being traded by Employees and Clients (the “Restricted List”) which will include the following information, without limitation: name of the issuer and/or security, the date such issuer and/or security is added or removed from the Restricted List and the reason for such additional or removal. The CCO will send an email to the Employees when the Restricted List has been updated with instructions for accessing the Restricted List. The CCO will cause the Firm’s order management system to be updated simultaneously to prevent a Client from trading an issuer or security on the Restricted List. The CCO is the only Employee with authority to change the Restricted List.

Confidentiality. All Employees and Access Persons solicited to sign a confidentiality agreement or wishing to sign a confidentiality agreement with an issuer must obtain the prior approval of the CCO. The CCO shall determine whether to include the issuer on the Restricted List and review the status of confidentiality agreements from time to time to determine when removal from the list of an issuer subject to a confidentiality agreement is appropriate.

Restricting Access to Material Non-public Information. Documents and files that contain material non-public information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. If such information is contained on hard copies of documents and files, those documents must be stored in locked file cabinets or other secure locations. Confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information, and should thus avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

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Other Questions. If an Employee realizes that there has been a disclosure of material non-public information, has a question about obtaining deal-specific information or has any other questions regarding these provisions regarding insider trading, he or she should contact the CCO immediately.

Consulting with Industry Experts. The Firm’s Employees may consult with paid industry experts as part of the research process. Employees who wish to speak with a paid industry expert must:

•	Advise the CCO by e-mail of their intention to speak with an industry expert and obtain his approval before speaking with the expert;

•	Tell the expert at the beginning of the meeting about the topics that are likely to be discussed and confirm that the expert is allowed to discuss such topics;

•	Tell the expert at the beginning of the meeting that the Firm does not want to receive any information about the expert’s employer, any confidential information, or any material non-public information;

•	Obtain written representations from the expert that he understands and agrees that he will not provide the Firm with any information about his employer, any confidential information, or any material non-public information. If the company that provided the expert has such a form of written representations, the Firm will use or modify the company’s form. If the company that has provided the Firm with the expert does not have a form, or the expert does not come to the Firm through another company, Employees should use a form that will be provided by the CCO.

•	Immediately report the receipt of any potentially material non-public information to the CCO.

Before approving any conversations arranged by such consultants and/or other sources, the CCO will obtain and review the relevant company’s policies prohibiting experts from disclosing material non-public information.

Employees also may wish to speak with an industry expert that is not associated with a network from time to time, and may do so with prior notification to and approval from the CCO. Employees may not speak with an industry expert through any unrecordable or untraceable means of communication, such as text messaging or instant messaging.

Detecting Insider Trading. To detect insider trading, the CCO will review the trading activity of Client accounts, Employee accounts and other Firm accounts against the Firm’s Restricted List and Client holdings. It is also the responsibility of each Employee to notify the CCO of any potential insider trading issues. The CCO will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires, in effect, that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the CCO and that the adviser review these reports.

Under the SEC definition, the term “access person” includes any employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public (“Access Persons”).

Transaction Reporting Requirements. All Access Persons must file with the CCO or his designee initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is a “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Securities”):

•	Direct, non-agency, obligations of the Government of the United States (“U.S.”);

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

In addition, Employees are not subject to pre-clearance for transactions in (i) stock index futures, (ii) futures on U.S. government securities, (iii) Eurodollar futures contracts, (iv) and nonfinancial commodities (e.g., pork belly) or municipal bonds traded in the market. If any Employee purchases securities by exercising rights issued pro-rata, such transaction does not require pre-clearance with the CCO, but the Employee must report all such transactions.

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect

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pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household. All such accounts are referred to as “Access Person Accounts.” The Firm has determined to consider “Access Person Accounts” also to include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises discretion or a controlling influence. Access Person Accounts do not include accounts in which an Access Person has a Beneficial Interest but over which the Access Person does not exercise investment discretion. To exclude such an account from the reporting requirements, the Access Person must provide the CCO with written documentation showing that someone else has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Policy

It is the Firm’s policy that all Employees of any of TCW/Scoggin, Scoggin or Old Bellows are Access Persons for purposes of Rule 204A-1 and must file all required reports, initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts. In addition, Access Persons must adhere to the following requirements in connection with their personal trading.

Pro-clearance - Initial Public Offerings and Private Placements. Access Persons must obtain the written approval of the CCO prior to investing in shares of initial public offerings or private placements. In approving any such transaction, the CCO must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the CCO may request. Access Persons do not need to obtain the written approval of the CCO prior to investing in private placements sponsored by the Firm, although Access Persons must obtain the written approval of the CCO before any transfer of such investment and must report all such investments in Firm sponsored private placements.

Pre-clearance - Other Transactions. All transactions by Access Persons are subject to preclearance by the CCO according to the procedures set forth below, except for transactions in (i) Exempt Securities; and (ii) a limited number of large cap Exchange Traded Funds that are listed on the Employee website.

Blackout Periods, For any security in which trading is not otherwise prohibited by this Code of Ethics, an Employee may trade in such security except during a period beginning five trading days before and ending five trading clays after trades in the security are effected for Clients. However, in instances when the entire position in a security has been closed out for all Clients, it is acceptable for an Employee to close out the security immediately. Blackout periods shall not apply to Exempt Securities and a limited number of large cap Exchange Traded Funds that are listed on the Employee website.

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Prohibited Transactions. No Access Person may trade in any account in any security subject to the Restricted List under the Firm’s insider trading policies and procedures set forth in this Code of Ethics.

Maintaining Access Person Accounts. While the Firm permits Employees to develop personal investment programs, it must be in a position to properly oversee the trading activity undertaken by its Employees. As a result, the Firm requires all Employees to provide duplicate account statements for all Access Person Accounts.

Procedures

Duplicate Statements. All Employees must notify the CCO of any new account opened at a broker-dealer within 10 days of such account opening. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Employee shall be responsible for arranging for duplicate account statements and confirmations to be sent directly to the CCO at the following address:

TCW/Scoggin, Scoggin or Old Bellows

660 Madison Avenue, 201h Floor

New York, NY 10065

Attention: CCO

Such statements must be provided upon issuance for the Employee’s Access Person Accounts, and all such statements must be received no later than 21 days after the end of each quarter, except for accounts in which the Employee only transacts in Exempt Securities.

Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all securities (other than Exempt Securities and those that have been previously reported on account statements received by the Firm) in any Access Person Account on the annual Personal Securities Holdings Report (see Attachment 3) or any substitute acceptable to the CCO, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. The Holdings Report requirement may be met by supplying the Firm with brokerage account statements of the employee’s personal securities accounts no less than quarterly. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. Each Access Person must submit to the CCO within 21 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature

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of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate account statements and confirmations for all Access Person Accounts have been provided to the CCO. Employees must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report provided as Attachment 4. Even if no transactions are required to be reported, each Employee must submit such a report certifying that all transactions have been reported.

Pre-clearance. The Firm has created and maintains an on-line system whereby all Employees can seek pre-approval of activities which are required to be monitored by the Code of Ethics. This system allows each Employee to complete a pre-approval form available on the system relating to the following activities: personal trading in any initial public offering or private placement and in any publicly traded securities except Exempt Securities, Participation in Outside Activities, Gifts and Entertainment and Political Contributions. The system allows all Employees to log on to the system, complete the appropriate form for the activity On which they seek approval. This request is then routed to the CCO who is able to review the request, give comments and notes if necessary and approve or disapprove the request. The system will then save all requests and approvals for later review.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the CCO for compliance with the policies and procedures in this Code of Ethics. The CCO will review all account statements within 45 days after the end of the quarter to which they apply. The CCO shall:

•	address whether Employees followed internal procedures, such as pre-clearance;

•	compare Employee transactions to any restrictions in effect at the time of the trade;

•	assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

•	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The CCO will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Confidentiality. The CCO will maintain records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the CCO, senior officers and appropriate human resources personnel.

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Gifts, Entertainment and Contributions

Law

The receipt of gifts or other items of value from persons doing business or seeking to do business with TCW/Scoggin, Scoggin and/or Old Bellows or prospective investors could call into question the independence of judgment of the adviser in question as a fiduciary of its Clients. If the adviser and/or an Employee were found to be acting in a position of undisclosed conflict of interest, it or he or she could be sanctioned under Section 206 of the Advisers Act.

Similarly, the giving of gifts to fiduciaries representing investors or prospective investors could impugn the integrity of their investment decision, and in certain cases violate various federal or state laws. For example, the offer or acceptance of fees, kickbacks, gifts, loans, money, and anything of value given with the intent of influencing decision-making with respect to any employee benefit plan may be a prohibited transaction. Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. Finally, providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons that do business with the Firm. Extraordinary or extravagant gifts (i.e., gifts that have an aggregate value of more than $250 from a single giver) may not be accepted by an Employee (or the Employee’s designees) and must be declined or returned, absent approval by the CCO. Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $250 annually from a single giver and promotional items (e.g., pens, mugs)) may be accepted without any notification to or approval from the CCO. Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.

Entertainment at which both the Employee and the giver are present (e.g., business lunches and dinners, and sporting and cultural events) also may be accepted as long as such entertainment is

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not lavish or extravagant under the circumstances. Employees may not accept entertainment unless (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee’s participation in any event having a value in excess of $1,000 has been approved in advance by the CCO.

Giving Gifts and Providing Entertainment.

Employees may not give any gift(s) with an aggregate value in excess of $250 per year to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or investors or prospective Clients of the Firm or investors in funds managed by the Firm. (In the case of clients or investors that are fiduciary accounts (e.g., ERISA plans) additional restrictions may apply. No gift to any representative of any fiduciary account may be given without approval of the CCO.)

Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person an excessive amount of times in any year or spend more than $250 per person on business meals on such occasions. Employees may not provide entertainment having a reasonable value in excess of $250 to such persons unless (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the provision of such entertainment has been approved in advance by the CCO.

Cash. No Employee may give or accept cash gifts or cash equivalents to or from Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited,

Political Contributions: Pay-to-Play Arrangements. Political contributions to state and local government officials may not exceed limits established under federal and state laws, including under SEC rules for contributions to any one official per election. See “Code of Ethics -Political Activities & Contributions including “Pay-to-Play” Arrangements and Foreign Corrupt Practices” below.

Gratuities to Foreign Officials. The Foreign Corrupt Practices Act prohibits the giving of anything of value to foreign officials and foreign political parties, their officials and their candidates for office. See “Code of Ethics - Political Activities & Contributions including “Payto-Play” Arrangements and Foreign Corrupt Practices” below.

Charitable Contributions. Employees may not solicit charitable contributions from Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of the CCO, who shall maintain a record of each such solicitation. Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the CCO.

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ERISA Considerations. Employees should never offer gifts or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan. When the U.S. Department of Labor (“DOL”) conducts an audit of an investment manager that has ERISA Clients, gifts, entertainment, etc. for ERISA Clients are usually scrutinized.

Procedures

Prohibited Gifts and Entertainment. If an Employee has been offered a gift with an aggregate value exceeding $250 from any Client, broker, vendor, or other person that does business with the Firm or has been invited to participate in an event having a value in excess of $500, the Employee must seek the approval of the CCO in order to accept or retain such gift or. entertainment. If an Employee wishes to provide any such gift or entertainment above the value of $250 to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm, the Employee must seek the approval of the CCO prior to providing such gift or entertainment. All requests and approvals of gifts and entertainment should be recorded in the Gift and Entertainment Section of the Firm’s Pre-Clearance system. If there is any question about the appropriateness of any particular gift, Employees should consult the CCO.

Expense Reports. The CCO will review documentation regarding Employee expense reimbursement annually to monitor compliance with this policy.

Political Contributions. See “ Code of Ethics - Political Activities & Contributions including “Pay-to-Play” Arrangements and Foreign Corrupt Practices” below.

Charitable Contributions. Prior to soliciting charitable contributions from any Client, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of the CCO. The Employee must notify the CCO of amounts received from such persons as a result of such solicitation. All such approvals must be documented via the Charitable Contribution Section of the Firm’s Pre-Clearance system which will include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

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Outside Activities

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employees may not engage in any of the following outside business activities without the prior written consent of the CCO:

•	be engaged in any other business;

•	be an officer of, or employed or compensated by, any other person for business-related activities;

•	serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by TCW/Scoggin, Scoggin and Old Bellows or any of their affiliates;

•	engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•	have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm (other than ownership of publicly traded securities) from which the Employee might benefit or appear to benefit;

•	accept appointment as a fiduciary or any appointment as a consultant in connection with a fiduciary or active money management matter, except for appointments related to personal estates or service on the board of directors of a charitable, civil or nonprofit company where an Employee does not act as an investment adviser for the entity’s assets; or

•	serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations (whether or not part of the Employee’s role at TCW/Scoggin, Scoggin or Old Bellows).

Authorization for board service will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as Chinese Wall procedures, placing the securities of the company on the Restricted List, or the Employee’s recusal if the entity ever considers doing business with the Firm,

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Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the CCO; and (iii) if the activity was required to be and has been approved by the CCO, the Employee must report any material change with respect to such activity.

The Firm may withdraw approval if the CCO concludes that withdrawal is in the Firm’s interest.

Procedures

Approval. Before undertaking any of the activities listed above, the Employee must provide to the CCO detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the CCO. The approval process should be documented by use of the Outside Activity Section of the Firm’s Pre-Clearance system.

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Confidentiality

Law

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm; its affiliates; their investments and investment strategies; its past, current and prospective Clients and investors or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm. Confidential Information includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee; or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Policy

Employees shall not at any time while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm; or (ii) use or appropriate any Confidential Information.

Procedures

Restrictions on Communications of Confidential Information. Each Employee agrees to inform the CCO promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of Firm policy; or (ii) discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information,

Physical Security of Information. Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. Use of speaker phones or cellular telephones also shall be avoided in circumstances where Confidential Information may be overheard by unauthorized persons. Documents and files that contain Confidential Information must be kept secure in order to minimize the possibility that such Confidential Information will be transmitted to an unauthorized person. Confidential documents should be stored in locked offices and/or file cabinets or other secure locations. Confidential databases and other Confidential Information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. All Employees should lock their computers at the end of each work clay.

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Company Property. Employees may not physically remove Confidential Information from the premises of the Firm except consistent with and in furtherance of the performance of their duties to the Firm. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Finn at any time, each Employee promptly will deliver all copies of such materials to the Firm. Disposal of Confidential Information may be accomplished by shredding or destroying it through a secured disposal service or in any otherwise prudent manner.

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Political Activities & Contributions including “Pay-to-Play” Arrangements and Foreign Corrupt Practices

Law

In the U.S. both federal and state laws impose lithitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Failure to comply with these rules could result in civil or criminal penalties for the Firm and the individuals involved or loss of business for the Firm.

“Pay- to-play” arrangements involve the making of campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and other government investment accounts. Contribution is defined broadly as anything of value (including payment for services or use of facilities, personnel or other resources) for influencing any federal, state or local election, the payment of election debt or the payment of transition or inaugural expenses. Note that the term “contributions” includes (1) soliciting contributions from others, bundling or pooling the contributions of others or hosting fundraising dinners or events and (2) volunteer activities on behalf of a political campaign such as phone banking or neighborhood canvassing.

The SEC’s “pay-to-play” rule imposes three restrictions on such arrangements:

•	It prohibits an investment adviser (including certain advisers that are exempt from registration) from providing advisory services for compensation — either directly or through a pooled investment vehicle — for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official of a state or political subdivision of a state who is in a position to influence the selection of the adviser.

•	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others for an elected official who is in a position to influence the selection of the adviser. The rule also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

•	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser, broker-dealer or municipal advisor subject to similar pay- to-play restrictions.

Finally, the rule prohibits an adviser and certain of its executives and employees from engaging in pay-to-play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, lawyers or companies affiliated with the adviser, if that conduct would violate the rule if the adviser did it directly.

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Exceptions. There is a de minimis exception for contributions made by a natural person to officials for whom such person was entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the person was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election. There are also exceptions for contributions made by new associates of the adviser more than six months prior to joining the adviser, as long as such associates do not, after becoming an associated person of the adviser covered by the rule, solicit clients for the adviser. There is also an exception for certain contributions discovered within four months of the date of the contribution and returned within 60 clays after the date of discovery.

The rule covers general partners, managing members or executive officers of an adviser, employees who solicit government entities for the adviser and their supervisors and any political action committee controlled by the advisers or any of the persons mentioned in this paragraph. Executive officers include the president, a vice president in charge of a principal business unit, division or function and any other officer of the adviser or any other person who performs policy-making functions for the adviser.

State Requirements. In some jurisdictions, contribution limits apply to the aggregate of all of an Employee’s contributions within the jurisdiction. Also, for example, there are limits for residents of New Jersey and persons who negotiate contracts with State of Connecticut officials.

Foreign Corrupt Practices Act, The Foreign Corrupt Practices Act (“FCPA”) prohibits the Firm or its Employees to give “anything of value” to foreign officials, a foreign political party, its officials or any candidate for foreign political office, or any third party while knowing that such third party will pass on the thing of value to a prohibited recipient for the purpose of “influencing any act or decision” of any such person, inducing such a person to do or omit to do any act in violation of a lawful duty, or otherwise “securing any improper advantage,” or inducing any such person to use his or her influence with a foreign government or government instrumentality to effect an action.

Polley

Neither the Firm nor anyone working on behalf of the Firm may solicit or make a political contribution where the purpose is to assist the Firm in obtaining or retaining business. No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities. Each Employee is responsible for remaining within federal, state, and local contribution limits on political contributions and adhering to applicable contribution reporting requirements.

Use of the Firm’s address on political contributions should be avoided unless required by law and use of the Firm’s name (even in biographical descriptors) is prohibited in connection with explicit political activities of individuals unless required by law or permission has been granted by the CCO. Causing the Firm to incur additional expenses by using its resources for political solicitations is prohibited, Employees are prohibited from reimbursing others for political contributions and doing indirectly or through another person anything prohibited by these policies and procedures

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The Finn considers the support of candidates, initiatives, or special purpose political action organizations that threaten or otherwise jeopardize the future of employer-sponsored or union-sponsored defined benefit plans that are intended to provide security to their members often to be against the interest of our client base, As such,

•	the Firm will not sponsor or contribute to such candidates, initiatives or special purpose political action organizations, and

•	Employees are urged to not sponsor or contribute to such candidates, initiatives, or special purpose political action organizations.

Procedures

Receipt of Private Fund Subscription or Request for Managed Account. Upon receipt of any subscription for interests in a private fund or request to open a managed account from a U.S. federal, state or local government entity, including a pension or other benefit plan for employees of any such governmental unit, the CCO will investigate whether any election campaign contributions were made or commissions or referral fees that would preclude acceptance of such advisory arrangement or subscription.

Covered Persons. Federal law substantially limits the political contributions and political activities of certain officers involving state or local government offices or officials. The Firm will designate the officers who are subject to these special restrictions and requirements (“Covered Associates”). The CCO will maintain the list of Covered Associates and notify each employee at the time that they are added to the list,

New hires, transfers and promotions to positions that will be Covered Associates may not be made without the prior approval of the CCO. Human Resources will gather information on any new hire or Employee who is not already listed as a Covered Associate to determine if the person is eligible. This information shall include information regarding the new employees and his or her spouse, domestic partner and relatives or significant other sharing the same house.

Reporting of Contributions to Government Officials and Candidates. All Employees must report to the CCO all contributions to any candidate for office in a U.S. state or local government unit or any foreign country. Each new Employee must report to the CCO all contributions to any official or candidate for office in a U.S. state or local government unit or any foreign country made in the two years prior to his or her hire date.

Timing of Required Reports. Each employee must report to the CCO all political contributions and volunteer services any contribution to officials of any state or political subdivision of a state and of any foreign country within ten days after the making of any such contributions.

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Preapproval of Contributions to Government Officials and Candidates. Any Employee and each of his or her spouse, domestic partner and relative or significant other sharing the same household must obtain approval from the CCO prior to:

•	seeking to make provide any gift or entertainment to an employee, officer, board member or consultant of an existing or prospective government fund or government pension plan Client in the U.S.

•	seeking to make a contribution to a U.S. federal, state or local government official or candidate for office or to any foreign government official or candidate for office (including campaign committee, political party committee, other political committee or organization or inaugural committee) except in the case of contributions made (i) to officials or candidates for whom the Employee was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one person, per election, or (ii) to officials or candidates for whom the Employee was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one such person, per election.

•	volunteering their services to a political campaign, political party committee, political action committee (“PAC”) or political organization.

Employees should use the Political Contribution Section of the Firm’s on-line pre-approval system to seek pre-approval.

Gifts and Entertainment of Foreign Officials. Employees must abide by the Code of Ethics —Gifts, Entertainment and Contributions policies and procedures for any expenses related to gifts to or the entertaimnent of foreign governmental officials, political parties or their officials or candidates for office, or third parties who might influence such persons. However, any gifts to or entertainment of such persons must be pre-approved by the CCO. The CCO will review expense reports and investigate any expense that may have the appearance of a payment in violation of the FCPA.

Monitoring Services to U.S. Governmental Entities. The CCO will monitor subscriptions and new managed accounts to identify any U.S. federal, state or local governmental units, including, without limitation, pension and other benefit plans of such units that become clients of the Firm or investors in its funds. The Firm will compare such list to reports of contributions by Employees to determine whether the Firm will be permitted to provide services to such clients or investors, and if contributions have been made, whether corrective action, including seeking a return of the contribution, should be taken.

Firm Political Activities. Any political solicitations made in the Firm’s name must be pre-approved in writing by the CCO, who will maintain a copy. Use of Firm letterhead is prohibited. Using the Firm’s name (even in biographical descriptors) in connection with explicit political activities of individuals unless required by law must be pre-approved by the CCO. There are varying state and federal restrictions regarding use of premises. With regard to federal elections, the Firm is prohibited from (i) making or facilitating contributions to federal candidates; and any federal, state or local political party committees that will use the funds for federal election activities, (ii) using corporate facilities, resources or employees for federal political activities and (iii) making partisan communications to Employees or the public. Using the Firm’s funds for any political contributions to state or local candidates must be pre-approved by the CCO.

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Volunteer Political Activities. Employees must obtain approval from the CCO before any volunteer political activities occur on company premises on behalf of a federal candidate.

Use of Services of a Subordinate Employee. Any Employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without the risk of retaliation or any adverse job action.

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